Exhibit 2.1
FIRST AMENDMENT OF
STOCK PURCHASE AGREEMENT
     This First Amendment of Stock Purchase Agreement (“First Amendment”) is made and entered into as of January 1, 2008, by and among Coinstar E-Payment Services Inc., a Kansas corporation (“Buyer”), Jose Francisco Leon (“Leon”), an individual residing in Las Vegas, Nevada, Benjamin Knoll (“Knoll”), an individual residing in Edina, Minnesota, Martin Barrett (“Barrett”), an individual residing in La Habra, California, Frank Joseph Lawrence (“Lawrence”), an individual residing in Placentia, California, David Mard (“Mard”), an individual residing in Pasadena, California, and Robert Duran (“Duran”), an individual residing in Pasadena, California. Leon, Knoll, Barrett, Lawrence, Mard and Duran are sometimes referred to collectively as “Seller.”
RECITALS
     A.   On July 19, 2007, Buyer and Seller entered into a Stock Purchase Agreement (such agreement, the “Stock Purchase Agreement”).
     B.   The purpose of this First Amendment is to set forth the terms and conditions upon which Buyer and Seller will modify the terms of the Stock Purchase Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:
1.   AMENDMENT; DEFINITIONS
     1.1   Amendment
     The Stock Purchase Agreement is amended as set forth herein. Except as specifically provided for in this First Amendment, all of the terms and conditions of the Stock Purchase Agreement and each of the other documents related to the Stock Purchase Agreement shall remain in full force and effect.
     1.2   Definitions
     Capitalized terms shall have the meanings given to them in the Stock Purchase Agreement, except as otherwise defined in this First Amendment.
2.   AMENDMENT TO ARTICLE I, SECTION (e)
     Article I, Section (e) of the Stock Purchase Agreement is hereby amended by deleting the definitions of “Escrow Amount” and “Escrow Agreement” in their entirety and by adding the following definitions:
     “Escrow Agreement A” has the meaning set forth in Section 2.2(b)(i).

     “Escrow Amount A” has the meaning set forth in Section 2.2(b)(i).
     “Escrow Agreement B” has the meaning set forth in Section 2.2(b)(ii).
     “Escrow Amount B” has the meaning set forth in Section 2.2(b)(ii).
     “Lawsuits” has the meaning set forth in Section 9.1(c).”
3.   AMENDMENT TO SECTION 2.2(a)
     Section 2.2(a) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “(a)   Closing Payment.  An amount of cash equal to the Purchase Price (i) less an amount equal to Seller’s unpaid Transaction Costs, (ii) less an amount equal to all of Seller’s Closing Indebtedness, (iii) less an amount equal to Escrow Amount A, (iv) less an amount equal to Escrow Amount B and (v) less an amount equal to the maximum potential Contingent Payment (which is Ten Million Dollars ($10,000,000.00)), shall be paid by Buyer by wire transfer at the Closing as set forth on Schedule 2.2(a).”
4.   AMENDMENT TO SECTION 2.2(b)
     Section 2.2(b) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “(b)   Escrow Payments.  (i) An amount of cash equal to Six Million Dollars ($6,000,000.00) (such amount, “Escrow Amount A”) shall be paid by Buyer by wire transfer at the Closing to JPMorgan Chase Bank, N.A. as escrow agent (the “Escrow Agent”), which Escrow Amount A will be held and disbursed pursuant to the terms of an escrow agreement in the form of Exhibit 2.2(b)(i) hereto (“Escrow Agreement A”); and (ii) an additional amount of cash equal to Thirty Four Million Dollars ($34,000,000) (such additional amount, “Escrow Amount B”) shall be paid by Buyer by wire transfer at the Closing to Escrow Agent, which Escrow Amount B will be held and disbursed pursuant to the terms of an escrow agreement in the form of Exhibit 2.2(b)(ii) hereto (“Escrow Agreement B”).”
5.   AMENDMENT TO SCHEDULE 2.2(d)
     Schedule 2.2(d) to the Stock Purchase Agreement is hereby deleted in its entirety and replaced with Schedule 2.2(d) attached to this First Amendment.
6.   AMENDMENT TO EXHIBIT 7.2(b)
     Exhibit 7.2(b) to the Stock Purchase Agreement is hereby deleted in its entirety, replaced with Exhibit 2.2(b)(i) attached to this First Amendment and retitled Exhibit 2.2(b)(i).

7.   ADDITION OF EXHIBIT 2.2(b)(ii)
     Exhibit 2.2(b)(ii) to the Stock Purchase Agreement shall be the same as Exhibit 2.2(b)(ii) attached to this First Amendment.
8.   AMENDMENT TO SECTION 2.2(d)(iv)
     Section 2.2(d)(iv) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “(iv)  Each Final Contingent Payment, if any, shall be paid by Buyer within thirty (30) days of the end of the Measurement Period as follows: (A) if the final distribution of all amounts held by Escrow Agent pursuant to the terms of Escrow Agreement B has not occurred as of such payment date, to Escrow Agent by wire transfer to be held and disbursed pursuant to the terms of Escrow Agreement B; and (B) if the final distribution of all amounts held by Escrow Agent pursuant to the terms of Escrow Agreement B has occurred as of such payment date, to Seller in cash as directed by the Stockholder Agent. Notwithstanding anything in this Agreement or elsewhere to the contrary, if a Qualifying Termination occurs with respect to a Separated Employee prior to the Closing Date, the Qualifying Termination shall be deemed to occur on the Closing Date.”
9.   AMENDMENT TO SELLER DISCLOSURE SCHEDULE
     Schedule 2.2(d) and Sections 3.2, 3.3(d), 3.8 and 3.9 of the Seller Disclosure Schedule are hereby deleted in their entirety and replaced with the schedule of the corresponding Section number attached to this First Amendment.
10.   AMENDMENT TO SECTION 3.13
     Section 3.13 of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “3.13  Permits.
     Each Company Constituent Entity holds all applicable Permits that are required by any Governmental Entity to permit such Company Constituent Entity to conduct its respective business as now conducted in all material respects, and all such Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. For the five years preceding the date of this Agreement, each Company Constituent Entity held all applicable Permits that were required by any Governmental Entity to permit such Company Constituent Entity to conduct its respective business as then conducted in all material respects, and all such Permits were valid and in full force and effect during such period. Except as otherwise disclosed in Schedule 3.9, no suspension, cancellation, termination or allegation of violation of the terms of any Permits that are required by any Governmental Entity to permit each Company Constituent Entity to conduct its business as now conducted in all material respects is threatened or imminent.

11.   AMENDMENT TO SECTION 3.14
     Section 3.14 of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “3.14  Compliance with Law.
     Each Company Constituent Entity is organized and conducts, and for the five years preceding the date of the Agreement has conducted, its business in all material respects in accordance with applicable Laws, and the forms, procedures and practices of such Company Constituent Entity are, and for the five years preceding the date of the Agreement have been, in all material respects in compliance with all such Laws, to the extent applicable. Compliance with Laws includes, without limitation, compliance with Laws relating to money-laundering, the USA Patriot Act, the Bank Secrecy Act, Office of Foreign Assets Control requirements, the Gramm-Leach-Bliley Act, state money transmitter, sale of check and banking laws, state escheat and unclaimed property laws, wages, hours, collective bargaining, withholding Taxes, employee health and benefits, the Immigration Reform & Control Act of 1986 and ERISA.”
12.   ADDITION OF SECTION 6.9
     “6.9  Litigation Support.
     In the event and for so long as Seller is actively contesting or defending against any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, or demands related to the Lawsuits, Buyer shall provide reasonable access to and, if requested, copies of the books and records of the Company Constituent Entities to the extent necessary to contest or defend the Lawsuits; provided, however, that such books and records and the information contained therein shall be kept confidential by Seller and its representatives and shall not be used by any Persons other than as contemplated by this Section 6.9. If Seller or its representatives are requested or required to disclose any of such books or records or information therein to a third party, Seller shall provide Buyer with prompt written notice of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.9. If, in the absence of a protective order or other remedy or the receipt of a waiver from Buyer, the Seller or its representatives are nonetheless, in the written opinion of the Seller’s counsel, legally compelled by any Governmental Entity to disclose such information or be liable for contempt or other penalty, Seller or its representative may, without liability hereunder, disclose to such Governmental Entity only that portion of such information which such counsel advises the Seller is legally required to be disclosed, provided that the Seller exercises commercially reasonable efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the information. Notwithstanding anything in this Section 6.9 to the contrary, Buyer hereby waives compliance with this Section 6.9 for any disclosure by Seller or its representatives of any books and records and other information that is made on the basis that such information is “CONFIDENTIAL” or “CONFIDENTIAL—ATTORNEYS’ EYES ONLY” in compliance with the terms and conditions of the “Stipulation and Protective Order Governing the Use and Maintenance of Confidential Material” that was entered on November 28, 2007 by the Los Angeles Superior Court in connection with the Lawsuits. Further, Buyer shall make available or cause to be made available on a reasonable basis any personnel of Buyer or the Company Constituent Entities needed to explain such books and records or to provide information necessary to contest or defend the Lawsuits. Seller shall reimburse Buyer for its reasonable out-of-pocket costs in providing the foregoing assistance.”
13.   AMENDMENT TO SECTION 7.2(b)
     Section 7.2(b) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “(b)   Escrow Agreements.  Seller shall have delivered to Buyer each of Escrow Agreement A and Escrow Agreement B, duly executed by Seller and by the Escrow Agent, substantially in the respective forms attached as Exhibit 2.2(b)(i) and Exhibit 2.2(b)(ii) hereto.”
14.   AMENDMENT TO EXHIBITS 7.2(f) AND 7.2(g)
     Each of Exhibits 7.2(f) [Agency Services Agreement] and 7.2(g) [Software License Agreement] to the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the Exhibit of the corresponding number attached to this First Amendment.
15.   AMENDMENT TO SECTION 7.2(i)
     Section 7.2(i) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “(i)   Lease Extension; Ownership.  (A) The real estate lease dated February 1, 2005 between Mexico Express and Eagle Properties, LLC (“Eagle”) for the premises occupied by GFC in La Mirada, California (the “Primary Lease”) shall have been extended or replaced in the name of GFC as tenant through January 31, 2010 on terms and conditions substantially the same as those contained in the Primary Lease; provided, however, that GFC shall have the right under the lease as extended to terminate such lease without penalty upon six (6) months prior written notice to Eagle (B) At Closing, Leon shall be the sole equity-holder of Eagle, and no other Person shall have any ownership interest in Eagle, including but not limited to any membership interests, units, profits interests, options, warrants, calls, commitments, conversion rights, rights of exchange, plans or other arrangements of any character or right to acquire Equity Securities or any other interest in Eagle.”

16.   ADDITION OF SECTION 7.2(p)
     Section 7.2 of the Stock Purchase Agreement is hereby amended by adding the following as new Section 7.2(p):
     “(p)   At Closing, The Leon Family Trust U/D/T September 11, 1997 shall be the sole equity-holder of CompreMex, and no other Person shall have any ownership interest in CompreMex, including but not limited to any membership interests, units, profits interests, options, warrants, calls, commitments, conversion rights, rights of exchange, plans or other arrangements of any character or right to acquire Equity Securities or any other interest in CompreMex.”
17.   AMENDMENT TO SECTION 7.3(f)
     Section 7.3(f) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “(f)   Escrow Agreements.  Buyer shall have delivered to Seller each of Escrow Agreement A and Escrow Agreement B, duly executed by Buyer and by the Escrow Agent, substantially in the respective forms attached as Exhibit 2.2(b)(i) and Exhibit 2.2(b)(ii) hereto.”
18.   AMENDMENT TO SECTION 9.1
     Section 9.1 of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “9.1  Obligation of Seller.
     Leon individually, on behalf of himself and each other Person included within the definition of Seller, hereby agrees to indemnify Buyer and its Affiliates, and hold harmless each of Buyer and such Affiliates, from, against and in respect of any and all Losses arising from any of the following:
     (a)   any inaccuracy in or breach of any of the representations and warranties made by Seller in or pursuant to Article 3 of this Agreement;
     (b)   the nonperformance of any obligations or agreements of Seller under this Agreement;
     (c)   notwithstanding anything to the contrary in this Agreement, (i) any and all claims, actions, charges, causes of action, demands, prayers for relief or similar claims that were or are asserted in the lawsuits described in Schedule 3.9 (the “Lawsuits”), or that arise out of, concern or relate to any subject matter of the Lawsuits, and (ii) any and all claims, actions, charges, causes of action, demands, prayers for relief or similar claims that conflict with or are inconsistent with the representations and warranties made in Sections 3.1 and 3.2 of the Agreement.
Buyer hereby acknowledges and agrees that only Leon, and no other Seller, shall have any liability for indemnification for Losses arising from any of the foregoing. For purposes of illustrating the intent of the parties with respect to the indemnification provisions hereunder, examples of certain potential indemnification obligations are attached hereto as Schedule 9.1.”
19.   AMENDMENT TO SECTION 9.4
     Section 9.4 of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “9.4  Monetary Limitations on Indemnification.
     Leon individually, on behalf of himself and each other Person included within the definition of Seller, shall not have any liability for indemnification to Buyer under Section 9.1(a) unless the aggregate of all Losses related thereto for which Leon individually, on behalf of himself and each other Person included within the definition of Seller, would, but for this provision, be liable exceeds, on an aggregate basis, Three Hundred Thousand Dollars ($300,000), as finally determined (the “Basket Amount”); provided, however, that once aggregate Losses exceed the Basket Amount, Leon shall indemnify Buyer and its Affiliates for all of such Losses without regard to the Basket Amount; provided, further, that in no event shall Leon individually, on behalf of himself and each other Seller, have an aggregate liability in excess of Six Million Dollars ($6,000,000.00), as finally determined as a result of any and all Claims for Losses resulting from an inaccuracy or breach under Section 9.1(a) of this Agreement, except to the extent based on (A) Losses arising from any inaccuracy in or breach of the representations and warranties made by Seller in or pursuant to Section 3.13 [Permits] or Section 3.14 [Compliance with Law], for which Leon individually, on behalf of himself and each other Seller, shall have a maximum liability equal to (i) for claims made or reserved as Reserved Claims in the eighteen (18) months following the Closing Date, an aggregate amount equal to Sixteen Million Dollars ($16,000,000.00) inclusive of all amounts paid to Buyer and its Affiliates pursuant to indemnification under Section 9.1(a) hereof and (ii) for claims made or reserved as Reserved Claims during the period from eighteen (18) months following the Closing Date through three (3) years following the Closing Date, an aggregate amount equal to Eight Million Dollars ($8,000,000.00) inclusive of all amounts paid to Buyer and its Affiliates pursuant to indemnification under Section 9.1(a) hereof, (B) (i) fraud (defined to include, at a minimum, intent to deceive) or (ii) claims related to a breach of Section 3.2 [Stock] or Section 3.8 (first sentence only) [Authorization; No Conflicts], for which there shall be no limit to Leon’s aggregate liability; and (C) claims under Section 9.1(c) of this Agreement, for which Leon individually, on behalf of himself and each other Seller, shall have a maximum liability equal to the sum of (i) Escrow Amount B, including any interest thereon pursuant to Escrow Agreement B, plus (ii) the full amount of the Contingent Payment payable, if any. It is agreed by the Parties, however, that the Basket Amount shall in no event apply to claims related to a breach of Section 3.1 [Organization and Related Matters], Section 3.2 [Stock], Section 3.4 [Tax and Other Returns and Reports], Section 3.8 (first sentence only) [Authorization; No Conflicts], Section 3.16 [Employee Benefits] or Section 3.20 [No Brokers or Finders]. Buyer hereby acknowledges and agrees that only Leon, and no other Seller, shall have any liability for indemnification for Losses arising from any of the foregoing. Any indemnification obligations of Leon under Sections 9.1(a) and 9.1(b) of this Agreement shall first be satisfied by the funds in the escrow fund pursuant to the terms of Escrow Agreement A. Any indemnification obligations of Leon under Section 9.1(c) of this Agreement shall be satisfied exclusively from (i) the funds in the escrow fund pursuant to the terms of Escrow Agreement B and (ii) by offsetting amounts, if any, otherwise payable with respect to the Contingent Payment. To that extent that a Claim for indemnification could arguably be made by Buyer and its Affiliates under either Section 9.1(a) or 9.1(c), the Parties hereby agree that Buyer and its Affiliates shall be entitled to make such Claim under either Section 9.1(a) or 9.1(c), or both, at Buyer and its Affiliates’ sole discretion; provided, however, that such Claim shall be subject to the respective terms and conditions of Section 9.1(a) or 9.1(c), as applicable, and that Buyer and its Affiliates shall in no event be entitled to recover duplicate amounts for Losses hereunder.”
20.   ADDITION TO SECTION 6.6(e)
     In Section 6.6(e) of the Stock Purchase Agreement, following the words “In addition,” the phrase “subsequent to the Closing Date,” is added.
21.   ADDITION TO SECTION 6.7(b)
     In Section 6.7(b) of the Stock Purchase Agreement, following the words “For each of the CompreMex Leases on Schedule 6.7(a) to which any Company Constituent Entity is a party,” the phrase “subsequent to the Closing Date,” is added.
22.   ADDITION TO SECTION 6.7(c)
     In Section 6.7(c) of the Stock Purchase Agreement, following the words “In the event that” the phrase “after the Closing Date,” is added.
23.   AMENDMENT TO SECTION 7.3(a)(ii)
     In Section 7.3(a)(ii) of the Stock Purchase Agreement, in lines 10 to 12 the phrase “(provided that any obligation, covenant or condition of Seller contained herein that is qualified by a materiality standard shall not be further qualified hereby)” shall be deleted, and the phrase “(provided that any obligation, covenant or condition of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby)” is added in its place.

24.   NOTICES
     In Section 10.2 of the Stock Purchase Agreement, the zip code of Jose Francisco Leon is deleted in its entirety and replaced with the following: “89052-7084.”
25.   COUNTERPARTS
     This First Amendment may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same agreement.
26.   GOVERNING LAW
     This First Amendment, the legal relations between the Parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this First Amendment or the Stock Purchase Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law provisions thereof) except to the extent that certain matters are preempted by federal law.
     Each Party hereto irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service fo process pursuant to the laws of the State of Delaware and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this First Amendment, the Stock Purchase Agreement or any related document or obligation.

     IN WITNESS WHEREOF, Buyer and Seller have caused this First Amendment to be duly executed as of the date first written above.

SELLER:	BUYER:

/s/ Jose Francisco Leon	COINSTAR E-PAYMENT SERVICES, INC.

Jose Francisco Leon

/s/ Benjamin Knoll	By:	/s/ Michael J. Skinner

Benjamin Knoll	Its:	President

/s/ Martin Barrett

Martin Barrett

/s/ Frank Joseph Lawrence

Frank Joseph Lawrence

/s/ David Mard

David Mard

/s/ Robert Duran

Robert Duran
To the extent that the undersigned has any right, title or interest in the Stock, the undersigned shall be included as a Seller and shall transfer all of its right, title and interest in the Stock in accordance with the terms of the Stock Purchase Agreement:

THE LEON FAMILY TRUST U/D/T SEPTEMBER 11, 1997
/s/ Jose F. Leon
Jose F. Leon
Trustee

[SIGNATURE PAGE TO FIRST AMENDMENT OF STOCK PURCHASE AGREEMENT]

Certain exhibits and schedules in connection with the Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Coinstar, Inc. agrees to provide the Securities and Exchange Commission a copy of any such exhibit or schedule upon request.